ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Jason Maymudes
Ken Chymiak (9l8) 25l-9121	(212) 896-1250 / (212) 896-1211
Scott Francis (9l8) 25l-9121	grussell@kcsa.com / jmaymudes@kcsa.com

ADDvantage Technologies Announces Fiscal 2011 Fourth Quarter
and Year End Financial Results
- - -
Total revenue of $38.1 million and net income of $0.25 per diluted share for fiscal year 2011
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Total revenue of $11.3 million and net income of $0.07 per diluted share for the fourth quarter of fiscal year 2011

BROKEN ARROW, Oklahoma, December 15, 2011 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three and twelve month periods ended September 30, 2011.

Revenue for the three month period ended September 30, 2011 was $11.3 million compared to $11.7 million in the same period a year ago. Sales of new equipment were $7.0 million for the three months ended September 30, 2011 as compared to $8.4 million for the three months ended September 30, 2010.  New equipment sales were negatively impacted by several factors including the continued economic downturn in the cable television industry as MSO customers continue to conserve cash and limit capital expenditures and the negative impact of the Cisco reseller agreement entered in December 2010.  Net refurbished equipment sales were $2.8 million for the three months ended September 30, 2011 as compared to $1.8 million for the same period last year. The increase in net refurbished equipment sales was primarily driven by our acquisition of the net operating assets of Adams Global Communications, which increased our fourth quarter revenue by $1.2 million. Service revenue was $1.5 million for both the three month periods ended September 30, 2011 and September 30, 2010.

Net income attributable to common shareholders in the fourth quarter of fiscal 2011 was $0.7 million, or $0.07 per diluted share, as compared to $0.8 million, or $0.08 per diluted share, in the same period last year.

For the twelve months ended September 30, 2011, revenue decreased to $38.1 million from $47.3 million, for the same period last year.

Net income attributable to common stockholders for the twelve month period was $2.5 million, or $0.25 per diluted share, as compared to $4.2 million, or $0.41 per diluted share, for the twelve months of fiscal 2010.

Ken Chymiak, President and CEO, commented, “Like many other companies, ADDvantage Technologies continues to face an uncertain economy.  For fiscal year 2011, we maintained gross margins of approximately 30% as well as positive net income. These results were achieved despite a decline in total revenue year-over-year as our MSO customers continue to tightly control their spending due to the uncertain economic environment.  In addition, in the first quarter of fiscal year 2011 our subsidiary, Tulsat, entered into a new reseller agreement with Cisco that continues to impact our business by limiting our ability to sell to certain customers. We have responded to these two factors by making appropriate adjustments to our operations and overall market strategy, which have positioned us for both near-term and long-term success.  This included the Adams Global Communications acquisition, which provided strategic benefits such as client relationships and a reseller agreement with Arris Solutions.

“Although we are being impacted by the economic downturn and technology changes within the cable television industry, ADDvantage Technologies Group is meeting every challenge with strategic adaptation and a common-sense vision.  We are well positioned to meet our customers’ current and future needs, and have the necessary resources in place to respond quickly and nimbly as economic conditions improve and MSOs return to pre-recession upgrades and expansions,” continued Mr. Chymiak. “Our cash position remains strong, at $10.9 million as of September 30, 2011, compared to $8.7 million as of the beginning of our fiscal year 2011. We believe this will be sufficient for our working capital needs and is a reflection of the positive cash flow we have been generating due to our profitable operations and from the continued reduction in the level of our inventory,” concluded Mr. Chymiak.

Earnings Conference Call

As previously announced, the Company’s earnings conference call is scheduled for 12:00 p.m. Eastern Time on Thursday, December 15, 2011.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetech.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.  The dial-in number for the conference call is (877)-397-0286 or (719)-325-4785 for international participants.  All dial-in participants must use the following code to access the call: 5048955. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 29, 2011 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 5048955. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola and Fujitsu Frontech North America, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010
Sales:
Net new sales income	$6,956,791	$8,359,015	$25,467,734	$32,108,559
Net refurbished sales income	2,805,656	1,831,280	7,430,603	9,444,802
Net service income	1,495,727	1,543,644	5,181,193	5,752,769
Total net sales	11,258,174	11,733,939	38,079,530	47,306,130
Cost of sales	7,838,998	8,436,443	26,528,682	32,850,524
Gross profit	3,419,176	3,297,496	11,550,848	14,455,606
Operating, selling, general and administrative expenses	1,939,857	1,737,143	6,625,907	6,901,946
Income from operations	1,479,319	1,560,353	4,924,941	7,553,660
Interest expense	165,930	191,622	696,634	801,211
Income before provision for income taxes	1,313,389	1,368,731	4,228,307	6,752,449
Provision for income taxes	584,000	520,000	1,692,000	2,566,000
Net income attributable to common shareholders	729,389	848,731	2,536,307	4,186,449

Other comprehensive income:
Unrealized gain (loss) on interest rate swap, net of taxes	(11,528)	(63,241)	189,425	(130,998)

Comprehensive income	$717,861	$785,490	$2,725,732	$4,055,451

Earnings per share:
Basic	$0.07	$0.08	$0.25	$0.41
Diluted	$0.07	$0.08	$0.25	$0.41
Shares used in per share calculation:
Basic	10,207,390	10,143,970	10,175,213	10,132,658
Diluted	10,209,323	10,148,629	10,178,763	10,136,610

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,
	2011 (unaudited)	2010 (audited)
Assets
Current assets:
Cash and cash equivalents	$10,943,654	$8,739,151
Accounts receivable, net of allowance of $300,000	4,244,049	4,905,733

Income tax refund receivable	349,745	203,405
Inventories, net of allowance for excess and obsolete
inventory of $1,556,000 and $2,545,000, respectively	25,777,747	27,410,722
Prepaid expenses	177,486	92,567
Deferred income taxes	1,059,000	1,423,000
Total current assets	42,551,681	42,774,578

Property and equipment, at cost	11,746,091	10,618,177
Less accumulated depreciation and amortization	(3,392,329)	(3,393,921)
Net property and equipment	8,353,762	7,224,256

Other assets:
Deferred income taxes	403,000	678,000
Goodwill	1,560,183	1,560,183
Other assets	19,245	23,236
Total other assets	1,982,428	2,261,419

Total assets	$52,887,871	$52,260,253

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,675,907	$2,751,498
Accrued expenses	1,240,224	1,340,414
Notes payable – current portion	1,814,008	1,814,008
Total current liabilities	5,730,139	5,905,920

Notes payable, less current portion	10,244,120	12,058,128
Other liabilities	957,258	1,252,683

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,431,354 and 10,367,934 shares issued, respectively; 10,207,390 and 10,143,970 shares outstanding, respectively	104,314	103,679
Paid in capital	(5,884,521)	(6,070,986)
Retained earnings	42,730,098	40,193,791
Accumulated other comprehensive loss:
Unrealized loss on interest rate swap, net of tax	(587,258)	(776,683)
Total shareholders’ equity before treasury stock	36,362,633	33,449,801

Less: Treasury stock, 223,964 shares, at cost	(406,279)	(406,279)
Total shareholders’ equity	35,956,354	33,043,522

Total liabilities and shareholders’ equity	$52,887,871	$52,260,253